Juma Receives Funding Round of $1.45 Million

Farmingdale, NY, June 25, 2008 - Juma Technology Corp. (OTC: JUMT), a systems integration firm specializing in converged communications that deliver business solutions to the industry, today announced that it has secured a third round of funding for $1.45 million. The deal was led by Vision Capital Advisors, LLC and its affiliates.

The latest round of funding will be used as working capital as the company executes on its growth strategy and continues to expand market presence for its proprietary service offerings. Nectar Services Corp, a wholly owned subsidiary of Juma, functions as the company’s services division.

“With this latest round of funding, we are in a solid position to drive the Nectar service platforms into the marketplace and deliver these services to the enterprise clients and our channel partners,” said Anthony Servidio, Chairman and CEO of Juma Technology Corp. “We appreciate Vision’s continued confidence in our company and our management team, and for recognizing our enormous potential as we continue to grow.”

“Juma has demonstrated that their foresight in developing tools for the complex network and advanced telecommunications platforms have been right on target. This team is changing how enterprise organizations operate their voice and data networks, and it has established them as a key player in enterprise technology solutions,” said Adam Benowitz, Portfolio Manager of Vision Capital Advisors LLC.

The $1.45 million investment completes the third round of funding from Vision Capital Advisors, LLC and its affiliates. This funding was initiated in November of 2007 as a $6 million convertible note offering.

About Juma Technology (www.jumacorp.com)

Juma Technology Corp provides advanced IP Convergence solutions that integrate voice, data and video applications. Juma’s IP Convergence solutions enable companies to increase productivity, enhance mobility and create significant cost savings, particularly for multi-location businesses. Juma has been recognized as an industry leader in providing integrated business communications and services, helping customers leverage network convergence to achieve business goals. Nectar Services Corp, an IP communications solutions provider, is a wholly owned subsidiary of Juma and represents the company’s services division.

About Vision Capital Advisors, LLC
Vision Capital Advisors, LLC is an SEC-registered investment adviser. Vision Capital Advisors, LLC specializes in making value-oriented investments in fundamentally strong small public companies in the US and abroad.

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Media Contact:
Melissa J. Nacerino, Director of Corporate Communications
Juma Technology Corp.
(646) 291-8264
mnacerino@jumacorp.com